Exhibit 10.3

April 11, 2012

Alexa King

General Counsel

Aruba Networks, Inc.

1344 Crossman Avenue

Sunnyvale, CA 94089

Re:	Amendment to Distribution Agreement

Dear Ms. King:

Reference is made to the Distributor Agreement – Stocking dated September 29, 2011 by and between Aruba Networks, Inc. (“Vendor”) and SYNNEX Corporation (“SYNNEX”) (“the Agreement”).

Pursuant to Section 11.10 of the Agreement, as of the date first written herein, each of Vendor and SYNNEX wishes to amend the Agreement by this letter amendment (“Amendment”). Capitalized terms used in this Amendment which are not otherwise defined herein, shall have the meanings given such terms in the Agreement. Therefore, the parties agree as follows:

Section 1 Amendment to the Agreement

1.1 Section 5.8 of the Agreement shall be deleted and the following substituted therefor:

Delivery, Freight Charges, Risk of Loss. In its acceptance of Purchase Orders in the United States, Aruba shall notify Distributor of Aruba’s targeted shipment dates for the Products. Aruba shall provide the Products F.O.B. Origin, Aruba’s designated facility provided that such facility is within the contiguous United States (Incoterms 2000), freight charges to be paid by Distributor. Title to Hardware and all risk of loss shall pass to Distributor upon tender of shipment. For Purchase Orders in Canada, the Products shall be delivered to Distributor F.O.B. Origin, freight charges to be paid by Distributor. Title and risk of loss shall transfer to Distributor upon delivery to the carrier. Unless otherwise specified on the Purchase Order, delivery shall be made to Distributor’s address specified on the first page of this Agreement. Distributor shall notify Aruba of its preferred forwarders, brokers, transportation suppliers and insurance carriers and Aruba shall use such preferred entities in accordance with Distributor’s instructions. Notwithstanding the foregoing, in the absence of specific instructions from Distributor, Aruba shall select the carrier and arrange for in-transit insurance, all at Distributor’s expense. Distributor shall be the importer of record. Title to Software shall at all times remain solely with Aruba.

Aruba Networks, Inc.

April 11, 2012

Section 2 Reference to and Effect on the Agreement

2.1 Upon the effectiveness of this Amendment, on and after the date hereof, each reference to the Agreement shall mean and be a reference to the Agreement as amended hereby.

2.2 Except as specifically set forth above, the Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

2.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of a party, nor constitute a waiver of any provision of the Agreement, or any other documents, instruments and agreements executed and/or delivered in connection therewith.

If the above changes to the Agreement are acceptable, please acknowledge your acceptance below and return the executed portion of this Amendment by facsimile at (510) 668-3707 to my attention with two executed originals to follow by mail. Upon receipt, I will return one fully executed original of the same for your files. If you have any questions, please feel free to contact me at (510) 668-3668.

Very truly yours,

SYNNEX Corporation

/s/ Leslie Rosenthal

Leslie Rosenthal

Corporate Counsel

AGREED AND ACCEPTED:

Aruba Networks, Inc.

/s/ Oren Levy

Name: Oren Levy

Title: Senior Director, Global Commercial Law